[Form of]
Executive Retention Agreement
THIS EXECUTIVE RETENTION AGREEMENT between Cimpress N.V. (the “Company”) and [___________] (the “Executive”) is made as of [DATE] (the “Effective Date”). Except where the context otherwise requires, the term “Company” includes each of Cimpress N.V. and any of its present or future parent or subsidiary corporations.
WHEREAS, the Company desires to retain the services of the Executive and, in order to do so, is entering into this Agreement in order to provide compensation to the Executive in the event the Executive’s employment with the Company is terminated under certain circumstances;
WHEREAS, the Company also recognizes that the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among key personnel, may deter key potential personnel from joining the Company and may result in the departure or distraction of key personnel to the detriment of the Company and its shareholders, and
WHEREAS, the Company’s Supervisory Board (the “Supervisory Board”) has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.
NOW, THEREFORE, as an inducement for and in consideration of the Executive remaining in the Company’s employ, the Company agrees that the Executive shall receive the benefits set forth herein in the event of a Change in Control and the severance and other benefits set forth in this Agreement in the event the Executive’s employment with the Company is terminated under the circumstances described below.
1.Key Definitions.

See Annex A for a list of certain defined terms used herein.
2.Term of Agreement. This Agreement, and all rights and obligations of the parties hereunder, takes effect upon the Effective Date and terminates upon the fulfillment by the Company of its obligations under this Agreement following a termination of the Executive’s employment (the “Term”).

3.Employment Status; Termination of Employment.

3.1Not an Employment Contract. The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.

3.2Termination of Employment.

(a)Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7. Any Notice of Termination shall:

(i)indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice,

(ii)to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and
(iii)specify the Date of Termination (as defined below).

(b)The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be; provided, however that if the Executive is resigning the Executive’s employment for other than Good Reason, the Company may elect to accept such resignation prior to the date specified in the Executive’s notice and the Date of Termination shall be the date the Company notifies the Executive of such acceptance. In the event the Company fails to satisfy the requirements of Section 3.2(a) regarding a Notice of Termination, the purported termination of the Executive’s employment pursuant to such Notice of Termination shall not be effective for purposes of this Agreement.

(c)The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(d)Any Notice of Termination for Cause given by the Company must be given within 30 days of the occurrence of the event(s) or circumstance(s), which constitute(s) Cause. Prior to any Notice of Termination for Cause being given (and prior to any termination for Cause being effective), the Executive shall be entitled to a hearing before the Supervisory Board at which the Executive may, at the Executive’s election, be represented by counsel and at which the Executive shall have a reasonable opportunity to be heard. Such hearing shall be held on not less than 30 days prior written notice to the Executive stating the Supervisory Board’s intention to terminate the Executive for Cause and stating in detail the particular event(s) or circumstance(s) which the Supervisory Board believes constitutes Cause for termination. Any such Notice of Termination for Cause must be approved by an affirmative vote of two-thirds of the members of the Supervisory Board.

(e)Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s), which constitute(s) Good Reason.

4.Benefits to Executive.

4.1    Acceleration of Awards. If the Change in Control Date occurs prior to the Date of Termination, then, effective upon the Change in Control Date,

(a)each outstanding option to purchase shares of the Company held by the Executive (to the extent not then currently exercisable) shall become immediately exercisable in full and shares of the Company received upon exercise of any options will no longer be subject to any applicable right of repurchase or first refusal by the Company,

(b)each outstanding restricted stock award held by the Executive shall be deemed to be fully vested and such vested shares will no longer be subject to any applicable right of repurchase or first refusal by the Company,

(c)each outstanding restricted share unit award held by the Executive shall be deemed to be fully vested and such vested shares shall be distributed to the Executive as soon as practicable thereafter,

(d)notwithstanding any provision in any applicable option agreement to the contrary, each such option shall continue to be exercisable by the Executive for a period of 12 months following the Date of Termination if the Executive is terminated without Cause or resigns for Good Reason following the Change in Control Date, but in no event may the option be exercised after the original expiration date of the option,

(e)the performance criteria set forth in any Multi-Year Award shall be deemed satisfied at the mid-range target level for the Performance Period in which the Change in Control occurs and for each subsequent Performance Period that is part of the award under such Multi-Year Award, and the Executive shall be entitled to receive the full mid-range target bonus for each such Performance Period on the Change in Control Payment Date, and

(f)the performance criteria set forth in any Annual Award shall be deemed satisfied at 100% of the target levels, and the Executive shall be entitled to receive, on the Change in Control Payment Date, the product of (i) 100% of the target bonus for the Performance Period in which the Change in Control occurs and (ii) the Pro-Rating Fraction.

4.2    Compensation. If the Executive’s employment with the Company terminates during the Term, the Executive shall be entitled to the following benefits:

a.Termination Without Cause or Resignation for Good Reason Prior to the Change in Control Date. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or the Executive resigns for Good Reason prior to the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i)the Company shall pay to the Executive the following amounts:

(1)in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination, the sum of:

(A)  the Executive’s unpaid base salary through the Date of Termination,

(B) if quarterly bonuses are then being paid, the product of (i) the greater of any quarterly bonus paid or payable (including any bonus or portion thereof which has been earned but deferred or which the Executive forewent) for the most recently completed fiscal quarter or any quarterly bonus payable for the then current fiscal quarter and (ii) a fraction, the numerator of which is the number of days in the current fiscal quarter through the Date of Termination, and the denominator of which is 90, and
(C)  the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Accrued Obligations”);
(2)in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination, an amount equal to the sum of :

(A) 100% of the greater of (i) the Executive’s target annual bonus (including the sum of any target annual bonus under any Annual Award or other agreement or arrangement and any target quarterly bonuses, if applicable) for the then current fiscal year multiplied by the average actual annual bonus payout percentage for the three fiscal year period ending prior to the Date of Termination; provided however that, if the Executive has been employed by the Company for more than two but less than three full fiscal years prior to the Date of Termination, the average actual annual bonus payout percentage for the two fiscal year period ending prior to the Date of Termination will be used for calculating the product in this clause (i) instead of the average actual annual bonus payout percentage for the three fiscal year period; and provided further that if the Executive has been employed by the Company for less than two full fiscal years prior to the Date of Termination, the product in this clause (i) shall be deemed to equal zero; and (ii) the Executive’s target annual bonus (including the sum of any target annual bonus under any Annual Award or other agreement or arrangement and any quarterly bonuses, if applicable) for the then current fiscal year; and
(B) the Executive’s then current annual base salary,
(the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Severance Payment”);
(3)with respect to any Multi-Year Award and Annual Award:

(A) If subsequent to such termination or resignation a Change in Control does not occur prior to the end of the applicable Performance Period, the Company shall pay the Executive, in a lump sum in cash on the Award Payment Date, any Pro-Rated Multi-Year Award and any Pro-Rated Annual Award, as applicable. Notwithstanding the foregoing, in no event will any Pro-Rated Multi-Year Award or any Pro-Rated Annual Award, as applicable, be higher than the bonus the Executive would have achieved for the applicable Performance Period under the applicable Multi-Year Award or Annual Award, as the case may be, had the Executive remained employed with the Company through the end of the applicable Performance Period.
(B) If subsequent to such termination or resignation a Change in Control does occur prior to the end of the applicable Performance Period, the Company shall pay the Executive, in a lump sum in cash on the Change in Control Payment Date, any Pro-Rated Multi-Year Award and any Pro-Rated Annual Award, as applicable.

(C) Upon the occurrence of either of the events described in Section 4.2(a)(i)(3)(A) or Section 4.2(a)(i)(3)(B), as applicable, each Multi-Year Award shall be terminated with respect to any remaining Performance Periods under such Agreement that would occur after the Performance Period in which the Date of Termination occurs and the Executive shall have no further rights with respect to the terminated portion of such Multi-Year Award.
(ii)for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Effective Date or, if more favorable to the Executive and the Executive’s family, in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive a particular type of benefits (e.g., health insurance benefits) from such employer on terms at least as favorable to the Executive and the Executive’s family as those being provided by the Company, then the Company shall no longer be required to provide those particular benefits to the Executive and the Executive’s family (such benefits shall be hereinafter referred to as the “Primary Benefits”);

(iii)to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(iv)for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

(b)Termination Without Cause or Resignation for Good Reason within one year after the Change in Control Date. If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or Death) or the Executive resigns for Good Reason at any time on or before the one year anniversary of the Change in Control Date, then the Executive shall be entitled to the following benefits:

(i)the Company shall pay to the Executive the following amounts:

(1)in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination, the Accrued Obligations;

(2)in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination, an amount equal to the Severance Payment;

(ii)for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue to provide to the Executive and the Executive’s family the Primary Benefits;

(iii)to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive the Other Benefits; and

(iv)for purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits to which the Executive is entitled, the Executive shall be considered to have remained employed by the Company until 12 months after the Date of Termination.

(c)Section 409A of the Code. Neither the Company nor the Executive may elect to defer delivery of any of the payments to be made under Section 4.2(a) or 4.2(b). If any of the benefits payable under Section 4.2(a) or 4.2(b) (each a “Termination Benefit”) is considered “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”), and the Executive is considered a “specified employee” within the meaning of Section 409A, then notwithstanding the provisions of Sections 4.2(a) and (b), no such Termination Benefit shall be paid to the Executive during the six-month period following the Executive’s termination of employment, provided, however that that such Termination Benefits may be paid immediately following the death of the Executive and such Termination Benefits shall be paid in a lump sum immediately upon the expiration of such 6-month period; and, provided, further, if not prohibited by Section 409A, such Termination Benefits shall, upon the Date of Termination, be paid into an escrow account with a third party acceptable to the Executive, such escrow account to be subject to the claims of creditors of the Company and such Termination Benefits to be paid to the Executive immediately upon the expiration of such six-month period.

(d)Termination for Cause; Resignation without Good Reason; Termination for Death or Disability. If the Company terminates the Executive’s employment with the Company for Cause at any time, the Executive voluntarily resigns at any time for other than Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall (i) pay the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination, the sum of (A) the Executive’s unpaid base salary through the Date of Termination, and (B) the amount of any compensation previously deferred by the Executive to the extent not previously paid and (ii) timely pay or provide to the Executive the Other Benefits.

(e)Currency and Foreign Exchange Rate. For purposes of calculating the benefits payable to the Executive pursuant to this Section 4, such benefits shall in each case be payable in the currency in which the Executive would have received such compensation in the ordinary course of business as of the Date of Termination or Change in Control Date, as applicable (the “Present Currency”). In the event that the Executive received any compensation in prior fiscal years in any currency other than the Present Currency (the “Prior Currency”), then for purposes of calculating the Executive’s Severance Payment, Pro-Rated Annual Award, and Pro-Rated Multi-Year Award, as applicable, any amounts paid to the Executive in the Prior Currency shall be converted to the Present Currency at the prevailing exchange rate that was in effect on the date such compensation was paid.

(f)Exclusions from Base Salary and Bonus. For purposes of this Section 4, base salary and bonus exclude, without limitation, the following items: permanent or temporary housing allowances, transportation and moving expenses, tuition, air travel for non-business reasons, tax equalization payments, and any extraordinary payments that the Executive may be entitled to pursuant to non-U.S. law.

4.3    Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, except as provided in Sections 4.2(a)(ii) and (b)(ii) and in Section 8.9, the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
5.Disputes.

5.1Settlement of Disputes; Arbitration. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Supervisory Board and shall be in writing in accordance with Section 7.1. Any denial by the Supervisory Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing in accordance with Section 7.1 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Supervisory Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

5.2Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal, accounting and other fees and expenses which the Executive may reasonably incur as a result of any claim or contest (regardless of the outcome thereof) by the Company, the Executive or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment or benefits pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

5.3Compensation During a Dispute. If the right of the Executive to receive benefits under Section 4 (or the amount or nature of the benefits to which the Executive is entitled to receive) are the subject of a dispute between the Company and the Executive, the Company shall continue (a) to pay to the Executive’s base salary as of the Effective Date (or as the same was or may be increased thereafter from time to time) and (b) to provide benefits to the Executive and the Executive’s family at least equal to those which would have been provided to them, if the Executive’s employment had not been terminated, in accordance with the applicable Benefit Plans in effect on the Effective Date (or as subsequently adopted or modified with the Executive’s written consent), until such dispute is resolved either by mutual written agreement of the parties or by an arbitrator’s award pursuant to Section 5.1. Following the resolution of such dispute, the sum of the payments (net of tax and other withholdings) made to the Executive under clause (a) of this Section 5.3 shall be deducted from any cash payment which the Executive is entitled to receive pursuant to Section 4; and if such sum exceeds the amount of the cash payment which the Executive is entitled to receive pursuant to Section 4, the excess of such net sum over the amount of such payment shall be repaid (without interest) by the Executive to the Company within 60 days of the resolution of such dispute.

6.Successors.

6.1    Successor to the Company. Cimpress N.V. shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Cimpress N.V. to expressly assume and agree to perform this Agreement to the same extent that Cimpress N.V. would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall (a) be a material breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination and (b) shall cause such succession to be deemed a Change in Control for purposes of Section 4 hereof regardless of the definition of Change in Control set forth in Annex A. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise, except where the context otherwise requires.

6.2    Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7.    Notice.

7.1    All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to:

the Company, at:

Cimpress N.V.
Hudsonweg 8
5928 LW Venlo
The Netherlands

with a copy to:

Thomas S. Ward, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
USA

and to the Executive at the Executive’s address indicated on the signature page of this Agreement (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).
7.2    Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.
8.Miscellaneous.
8.1Consideration. The Executive acknowledges having received adequate consideration from the Company for entering into this Agreement.

8.2Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.3Injunctive Relief. The Company and the Executive agree that any breach of this Agreement by the Company is likely to cause the Executive substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Executive shall have the right to specific performance and injunctive relief.

8.4Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

8.5Guarantee. The Company hereby unconditionally guarantees all of the payment obligations of the Company to the Executive which may arise in connection with the terms and conditions of this Agreement.

8.6Waivers. No waiver by the Executive at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

8.7Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.8Tax Withholding. Any payments provided for hereunder shall be paid net of any applicable tax withholding required under federal, state or local law.

8.9Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. Except for the provisions of Section 4.1 hereof, nothing in this Agreement shall modify, amend or alter, in any manner, any stock option, stock restriction or other equity incentive arrangement or any non-disclosure, non-competition, non-solicitation, assignment of invention, or any similar agreement, to which the Executive is a party. Executive shall not be entitled to any severance or similar benefits in excess of the benefits the Executive is owed under this Agreement. To the extent that, at the time of the Executive’s termination of employment, any laws or regulations provide for the payment of a severance or similar benefit that is in addition to, or in excess of, the amounts Executive is owed with respect to any similar element of compensation under this Agreement, the Executive hereby waives any rights or benefits to which the Executive may be entitled pursuant to any such laws or regulations; provided that, to the extent the foregoing waiver is ineffective or unenforceable, the benefits to which the Executive is owed under this Agreement shall be reduced to an amount such that the sum of such reduced amount and the amount the Executive actually receives pursuant to any such laws or regulations is equal to the amount that would have been payable under this Agreement but for the operation of this proviso.

8.10Amendments. This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive. Notwithstanding anything herein to the contrary, to the extent future guidance is issued regarding Section 409A that the Company or the

Executive reasonably believe will result in adverse tax consequences to the Executive as a result of this Agreement, then the Company and the Executive will renegotiate the terms of this Agreement in good faith in order to minimize or eliminate such tax treatment.

8.11Executive’s Acknowledgements. The Executive acknowledges that the Executive (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the Company’s outside and in-house counsel are acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and are not acting as counsel for the Executive.

8.12Award Transfers. All references in this Agreement to options, restricted share units, restricted stock awards, other equity awards or any other awards of the Company (collectively, “Awards”), and all provisions related to such Awards and the benefits obtained by the Executive with respect to the treatment of such Awards, shall be deemed to apply equally to: (i) Awards held directly by the Executive and (ii) Awards transferred by the Executive to permitted transferees under the terms of such Awards, including, without limitation, Awards transferred by the Executive to any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the Executive and/or an immediate family member of the Executive; such that, without limiting the generality of the foregoing, all rights and benefits of and to the Executive arising from or relating to the treatment of such Awards under the terms of this Agreement shall be deemed to apply equally to any such Awards transferred to and held by such permitted transferees, including, without limitation, all rights and benefits relating to the acceleration of vesting of Awards and the extension of the period for exercising Awards.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

CIMPRESS N.V.
___________________________________
By:
Title:

EXECUTIVE

____________________________________
[Name]

Address:

Annex A

As used herein, the following terms shall have the following respective meanings:
1.“Annual Award” means any annual award under the Cimpress N.V. Performance Incentive Plan or Performance Incentive Plan for Covered Employees, as the case may be (collectively, the “Performance Incentive Plan”).

2.“Award Payment Date” means the date which shall occur as soon as practicable following the end of the applicable Performance Period, but no later than the end of the next succeeding fiscal quarter following the end of the applicable Performance Period.

3.“Cause” means:

(a)    the Executive’s willful and continued failure to substantially perform the Executive’s reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives Notice of Termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Supervisory Board which specifically identifies the manner in which the Supervisory Board believes the Executive has not substantially performed the Executive’s duties; or
(b)    the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.
For purposes of this definition, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.
4.“Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below:
(a)the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of Cimpress N.V. (or any successor thereto) if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding ordinary shares of Cimpress N.V. (or any successor thereto) (the “Outstanding Cimpress N.V. Ordinary Shares”) or (y) the combined voting power of the then-outstanding securities of Cimpress N.V. (or any successor thereto) entitled to vote generally in the election of directors (the “Outstanding Cimpress N.V. Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from Cimpress N.V. (or any successor thereto) (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for ordinary shares or voting securities of Cimpress N.V. (or any successor thereto), unless the Person exercising, converting or exchanging such security acquired such security directly from Cimpress N.V. (or any successor thereto) or an underwriter or agent of Cimpress N.V. (or any successor thereto)), (ii) any acquisition by Cimpress N.V. (or any successor thereto), (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Cimpress N.V. (or any successor thereto) or any corporation controlled by Cimpress N.V. (or any successor thereto), or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this definition; or

(b)such time as the Continuing Directors (as defined below) do not constitute a majority of the Supervisory Board, where the term “Continuing Director” means at any date a member of the Supervisory Board (i) who was a member of the Supervisory Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Supervisory Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Supervisory Board; or

(c)the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Cimpress N.V. (or any successor thereto) or a sale or other disposition of all or substantially all of the assets of Cimpress N.V. (or any successor thereto) in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Cimpress N.V. Ordinary Shares and Outstanding Cimpress N.V. Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding ordinary shares and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns Cimpress N.V. (or any successor thereto) or substantially all of the assets of Cimpress N.V. (or any successor thereto) either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Cimpress N.V. Ordinary Shares and Outstanding Cimpress N.V. Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by Cimpress N.V. (or any successor thereto) or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding ordinary shares of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(d)approval by the Supervisory Board of a complete liquidation or dissolution of Cimpress N.V. (or any successor thereto).

5. “Change in Control Date” means the first date during the Term (as defined in Section 2) on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if the Executive’s employment with the Company is terminated (other than a termination by the Company for Cause or a resignation by the Executive without Good Reason) less than 180 days prior to the date on which the Change in Control occurs, then for all purposes of this Agreement the “Change in Control Date” shall mean the date immediately prior to the Date of Termination.

6.“Change in Control Payment Date” means the date which shall occur as soon as practicable following the Change in Control, but no later than two and one half months following the Change in Control.

7.“Code” means the Internal Revenue Code of 1986, as amended.

8.“Compensation Committee” means the Compensation Committee of the Supervisory Board.

9.“Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

10.“Multi-Year Award” means any four-year award or other multi-year award under the Performance Incentive Plan.

11.“Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, within 30 days of the Notice of Termination (as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully corrected and the Executive has been reasonably compensated for any losses or damages resulting therefrom. If the Company does not fully correct such event or circumstance during this 30-day period, the Notice of Termination for Good Reason given by the Executive shall become effective.

(a)    a material diminution in the Executive’s authority, duties or responsibilities in effect as of the Effective Date;
(b)    a material reduction in the Executive’s base salary as in effect on the Effective Date or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all executive officers of the Company and its subsidiaries to a comparable extent;

(c)    a material change by the Company in the geographic location at which the Executive performs the principal duties for the Company; or
(d)    any action or inaction by the Company that constitutes a material breach of this Agreement.
For purposes of this Agreement, any reasonable, good faith determination of “Good Reason” made by the Executive shall be conclusive, binding and final. The Executive’s right to resign for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.
12.“Performance Period” means the time period for which the Executive’s performance is measured for purposes of receiving a bonus under the Performance Incentive Plan.

13.“Pro-Rated Annual Award” means, with respect to any Annual Award, the product of (i) the average actual payout percentage under the Annual Award for the two most recently completed fiscal years, multiplied by 100% of the Executive’s base amount for the then-current Performance Period and (ii) the Pro-Rating Fraction; provided, however, that if the Executive did not have an Annual Award in each of the two most recently completed fiscal years, the Pro-Rated Annual Award shall be equal to the product of (i) 100% of the base amount for the Performance Period in which the Date of Termination occurs and (ii) the Pro-Rating Fraction.

14.“Pro-Rated Multi-Year Award” means, with respect to each of the Executive’s Multi-Year Award, the product of (i) the average actual payout percentage under the Multi-Year Award for the two most recently completed fiscal years, multiplied by the Executive’s mid-range target bonus for the Multi-Year Award that is in effect for the then-current Performance Period and (ii) the Pro-Rating Fraction; provided, however, that if the Executive did not have a target bonus under the Multi-Year Award in each of the two most recently completed fiscal years, the Pro-Rated Multi-Year Award for such Multi-Year Award shall be equal to the product of (i) the mid-range target bonus for the Performance Period in which the Date of Termination occurs and (ii) the Pro-Rating Fraction.

15.“Pro-Rating Fraction” means a fraction, the numerator of which is the number of days in the current fiscal year through the earlier of the Date of Termination and Change in Control Date, as applicable, and the denominator of which is 365.